EXHIBIT 12.1

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                                                                           9 MONTHS      9 MONTHS
                                       2000          1999          1998          1997          1996          2001          2000
                                       ----          ----          ----          ----          ----          ----          ----
EARNINGS
Pre-Tax Income from continuing
operations.....................      $826,441     $671,955       $695,805     $390,235      $438,913      $(736,315)      $564,582
                                     --------     --------       --------     --------      --------      ---------       --------
FIXED CHARGES
Interest expensed...............      126,322       99,469         86,538       79,998        69,327        125,800         86,976
Rent interest factor............      143,101      128,415        115,932       96,189        85,659        120,776        106,295
                                     --------     --------       --------     --------      --------      ---------       --------
Total Fixed Charges.............      269,423      227,884        202,470      176,187       154,986        246,576        193,271
                                     ========     ========       ========     ========      ========      =========       ========

Adjusted Earnings...............   $1,095,864     $899,839       $898,275     $566,422      $593,899      $(489,739)      $757,852
Ratio of Earnings to  Fixed
Charges.........................         4.07x        3.95x          4.44x        3.21x         3.83x        ---(1)           3.92x

------------------------

(1) For the nine months ended September 30, 2001, the deficiency of earnings to fixed charges was $736, 315.